CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                        M & M ENTERPRISES OF BARAGA, INC.
                            (a Michigan Corporation)

                                      INTO

                                TEREX CORPORATION
                            (a Delaware Corporation)


         Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, the undersigned corporation hereby certifies as follows:

         1. TEREX CORPORATION (the "Corporation") is a business corporation organized pursuant to the laws of the State of Delaware which filed its original certificate of incorporation with the Secretary of State of the State of Delaware on October 30, 1986.

         2. The Corporation is the owner of all of the outstanding shares of capital stock of M & M ENTERPRISES OF BARAGA, INC. (the "Subsidiary"), a business corporation organized pursuant to the laws of the State of Michigan which filed its original certificate of incorporation with the Michigan Department of Commerce on June 24, 1994.

         3.  The  Subsidiary  is  hereby  merged  into  the   Corporation.   The
Corporation shall be the surviving corporation from and after the effective time of the merger.

         4. The Board of Directors of the Corporation, on April 17, 1998, duly adopted the following resolutions to merge the Subsidiary into the Corporation:

              FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed in the name of and on behalf of the Company . . . to merge M & M Enterprises of Baraga, Inc., a Michigan corporation and wholly owned subsidiary of the Company, into the Company, all the rights, title and interests of M & M Enterprises of Baraga, Inc. to be vested in and held and enjoyed by the Company, as fully and entirely and without change or diminution as the same were before held and enjoyed by M & M Enterprises of Baraga, Inc. in its name, the Company to assume all of the obligations of M & M Enterprises of Baraga, Inc.; . . . and that all of the acts and doings of officers and directors of the Company, whether heretofore or hereafter taken, done or performed in furtherance of the foregoing resolutions, are hereby, in all respects, approved, ratified, confirmed, and authorized; and

              FURTHER RESOLVED, that any and all prior actions of any officer or director of the Company in connection with the matters contemplated by the foregoing resolutions be, and they hereby are, approved in all respects as fully as if such actions had been presented to the Board of Directors for its approval prior to such actions being taken.

         5. In connection with the merger, and from and after the effective time thereof, the Certificate of Incorporation of the Corporation shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.

         6. The merger herein certified shall become effective upon the filing of this Certificate with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, Terex Corporation has caused this Certificate to be signed by Ronald M. DeFeo, its President, and attested by Eric I Cohen, its Secretary, this 17th day of April, 1998.

                                               TEREX CORPORATION


                                               By: /s/ Ronald M. DeFeo
                                                   ___________________
                                                   Ronald M. DeFeo


Attest:

By: /s/ Eric I Cohen
   __________________
      Eric I Cohen
      Secretary